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FOR IMMEDIATE RELEASE

CONTACT:
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Brian W. Boone
Treasurer/Investor Relations
(405) 516-8400



                    LOGIX COMMUNICATIONS ENTERPRISES, INC.

                    ANNOUNCES ISSUANCE OF PREFERRED STOCK

OKLAHOMA CITY - March 30, 2000 - Logix Communications Enterprises, Inc., an integrated communications provider, today announced the completion of a private placement and issuance of 90,000 shares of 15% Class A Preferred Stock to Dobson CC Limited Partnership, the controlling shareholder of Logix. Dividends on the preferred stock are payable in additional shares of preferred stock or cash at the discretion of Logix. The preferred stock is junior to the company's senior notes and is manditorily redeemable in 2010 for $1,000 per share plus unpaid dividends. Of the $90 million preferred stock issuance, $40 million was in the form of a cash investment which was used to fully repay and retire the Company's subsidiary's bank facility and $50 million was in the form of converting the company's $50 million Dobson CC Limited Partnership credit facility to 15% Class A Preferred Stock.

"The issuance of the preferred stock improves our capital structure and demonstrates our commitment to the bondholders who provided significant funding for Logix. This financing continues to show the strong support Logix has from its shareholders," said Albert H. Pharis, Jr., chief executive officer. "By these actions, we will reduce our annual cash interest expense by $6 million."

Logix Communications is an integrated provider of information technology and telecommunications services to businesses throughout the southwest. Logix provides a comprehensive range of voice services, advanced data services, Internet services and customer premise equipment. Logix news and information are available at www.logixcom.com.

THE INFORMATION CONTAINED IN THIS NEWS RELEASE INCLUDES CERTAIN FORWARD-LOOKING STATEMENTS THAT ARE BASED UPON ASSUMPTIONS THAT IN THE FUTURE MAY PROVE NOT TO HAVE BEEN ACCURATE. THOSE STATEMENTS, AND THE BUSINESS AND PROSPECTS OF LOGIX ARE SUBJECT TO A NUMBER OF RISKS INCLUDING SUBSTANTIAL CAPITAL EXPENDITURES REQUIRED TO FUND ITS OPERATIONS AND ITS ABILITY TO IMPLEMENT AND CONTINUE ITS EXISTING AND NEW BUSINESS STRATEGIES. THESE AND OTHER RISKS ARE DESCRIBED IN DOCUMENTS AND REPORTS OF LOGIX THAT ARE AVAILABLE FROM THE SECURITIES AND EXCHANGE COMMISSION.